UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2025

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39310	87-3037521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 W Columbia Way, Floor 8, Vancouver, Washington 98660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 914-1220

805 Broadway Street, Suite 900, Vancouver, Washington 98660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐ Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐ Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GTM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On August 4, 2025, ZoomInfo Technologies Inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2025. A copy of the press release is furnished as Exhibit 99.1 to this current report and is incorporated herein by reference. The information contained in Item 2.02 of this current report, including the press release furnished as Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 31, 2025, the Board of Directors (the “Board”) of the Company appointed Michael Graham O’Brien, age 39, previously the Company’s Interim Chief Financial Officer, to the position of permanent Chief Financial Officer, effective August 1, 2025.
Mr. O’Brien has served as the Company’s Interim Chief Financial Officer since September 6, 2024. Prior to this, Mr. O’Brien held various roles at the Company with increasing levels of responsibility since December 2017, and most recently served as Vice President of FP&A since January 2023. Prior to joining the Company, Mr. O’Brien held accounting positions at RainKing Solutions from 2016 to 2017, and with Kaseya from 2008 to 2016. Mr. O’Brien holds a B.S. in accounting from Lehigh University and is a licensed CPA in the District of Columbia.
There are no family relationships between Mr. O’Brien and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. O’Brien that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
On July 31, 2025, in connection with his appointment as the Company’s permanent Chief Financial Officer, the Compensation Committee of the Board also approved an employment agreement effective as of August 1, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. O’Brien will serve as an at-will employee, receive an annual base salary of $470,000 and be eligible to earn a discretionary annual cash bonus with a bonus target amount equal to 60% of base salary. He will also be eligible to participate in the Company’s benefit plans generally. In addition, the Employment Agreement includes customary non-competition, non-solicitation, non-disparagement, confidentiality, and intellectual property covenants. Mr. O’Brien will also be entitled to certain severance and change in control benefits, pursuant to the Employment Agreement, in connection with certain qualifying termination events.

In connection with his appointment as the Company’s permanent Chief Financial Officer, Mr. O’Brien was also issued an award of (i) 276,924 time-based restricted stock units, one-third of which will vest on the first anniversary of August 1, 2025 (the “vesting commencement date”) and the remainder of which will vest in equal quarterly installments thereafter through the third anniversary of the vesting commencement date, and (ii) 161,905 performance-based restricted stock units, which may vest in three annual tranches, conditioned upon the satisfaction of free cash flow per share targets in each annual performance period, subject to Mr. O’Brien’s continuous employment and the terms of the Company’s 2020 Omnibus Incentive Plan (the “Plan”) and the applicable award agreement. For a more detailed description relating to the terms of the Plan and the foregoing award of time-based and performance based restricted stock units, refer to the section entitled “Executive Compensation Discussion and Analysis - Long-Term Equity Compensation” in the Company’s most recent proxy statement on Form DEF 14A filed on March 27, 2025.
Mr. O’Brien previously received 29,400 restricted stock units, which will vest on the first anniversary of his appointment as the Company’s permanent Chief Financial Officer, subject to his continuous employment.
As previously disclosed, on September 6, 2024, the Company entered into an offer letter agreement with Mr. O’Brien (the “Offer Letter”). Upon his appointment as Chief Financial Officer, the Offer Letter was terminated and its terms superseded by the terms of the Employment Agreement.
The foregoing summary of Mr. O’Brien’s employment arrangements is qualified in its entirety by reference to the Employment Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
Item 7.01    Regulation FD Disclosure.
On August 4, 2025, the Company issued a press release announcing Mr. O’Brien’s appointment as the Company’s permanent Chief Financial Officer. A copy of the press release is furnished herewith as Exhibit 99.2 to this Report and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description
99.1	Press release dated August 4, 2025 announcing ZoomInfo Technologies Inc.'s second quarter 2025 financial results
99.2	Press release dated August 4, 2025 announcing appointment of Michael Graham O’Brien as Chief Financial Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZoomInfo Technologies Inc.
Date: August 4, 2025
By:     /s/ M. Graham O'Brien
Name:  M. Graham O'Brien
Title:    Chief Financial Officer